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                                                                     EXHIBIT 5.1

                   [Jeffers, Wilson & Shaff, LLP Letterhead]



                               February 25, 1997

Pacific International Enterprises, Inc.
4431 Corporate Center Drive, Suite 131
Los Alamitos, CA 90702

          Re:  Registration of Shares of Common Stock
               --------------------------------------

Dear Sirs:

          We have examined a copy of the Registration Statement on Form S-8 (the "Registration Statement") of Pacific International Enterprises, Inc., a Nevada corporation (the "Company"), for the registration under the Securities Act of 1933, as amended, of 492,568 shares of the Company's Common Stock (the "Shares") issued to employess and consultants pursuant to a written agreement. We have also examined the Articles of Incorporation of the Company, the agreement and such other corporate records and other documents as we have deemed necessary in order to express the opinion set forth below.

          We are of the opinion that the Shares are duly authorized, validly issued, and fully paid and nonassessable shares of Common Stock of the Company under the laws of the State of Nevada, where the Company is incorporated.

          We hereby consent to the reference to this firm under the caption "Legal Opinion" in the Registration Statement and to the filing of this opinion, including this consent, as an exhibit to the Registration Statement.

                              Very truly yours,

                              JEFFERS, WILSON & SHAFF, LLP


                              /s/ Christopher A. Wilson
                              ___________________________________
                              By: Christopher A. Wilson